EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 131 to Registration Statement No. 02-90946 on Form N-1A of our report dated December 15, 2006 relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust (the “Trust”), including Eaton Vance Tax-Managed Value Fund (the “Fund”) and Tax-Managed Value Portfolio appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2006 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
November 26, 2007